Exhibit 99.1

NYSE American – UEC

Uranium Energy Corp Completes Initial Phase of Resource Expansion Drilling Campaign in Wyoming as Part of Re-Start Program

Corpus Christi, TX, July 31, 2023 - Uranium Energy Corp (NYSE American: UEC; “UEC” or the “Company”) is pleased to announce the completion of the initial phase of development and delineation drilling at its fully permitted Irigaray and Christensen Ranch In-Situ Recovery (“ISR”) Projects in Johnson County, Wyoming. The next phase of drilling will also occur within the Christensen Ranch permit boundary as well as prospective areas held by UEC near Christensen Ranch.

Amir Adnani, President and CEO stated: “As part of our production restart program, we have completed the first phase of the resource expansion campaign at our Irigaray and Christensen Ranch Projects. We are encouraged by the number and length of historic, under delineated and underdeveloped mineralized trends in numerous sands at these projects. This provides a unique opportunity to expand our current resources within the existing permit boundaries and directly enhances our production restart program.”

A total of 51 holes were drilled along known trends in the proposed Mine Unit 15 area of Irigaray and the underexplored areas south of Christensen Ranch Mine Unit 12 within the permit boundary.

Historic drilling in both areas was primarily wide-spaced fence patterns; the new drilling has increased the drill density which, in the proposed Irigaray Mine Unit 15 area, is expected to allow for an upgrade of current resources. The drilling program has also identified the oxidation/reduction (“O/R”) front which will assist in defining future resource delineation and development. Very encouraging GTs (Grade x Thickness) were intercepted, with the best hole exhibiting a 7.70 GT (21.5’ of 0.358%). Over 50% of the new holes drilled along the Irigaray trend are classified as ore holes (>0.3 GT). Post-drilling analysis of all results is in process.

Next Drilling Phase

The next phase of UEC’s resource expansion campaign will target areas with lateral resources thought to exist within the current Christensen permit boundary in the vicinity of the previously operated Mine Unit 5.

Background: UEC’s total resources in Wyoming contain the following S-K 1300 compliant resources:

●	Total Measured and Indicated Resources disclosed across the assets are 66,198,200 lbs. in 58,460 thousand tons of ore.
●	Total Inferred Resources disclosed across the assets are 15,053,700 lbs. in 10,859 thousand tons of ore.
●

UEC’s new exploration and development efforts benefit from a large and proprietary data base of historic exploration drilling logs and reports containing over 83,000 logs covering over 37 million feet of drilling. This historic drilling was conducted by well-known exploration companies such as Union Carbide, Teton Exploration, Kerr McGee, United Nuclear and others.

About Uranium Energy Corp

Uranium Energy Corp is the fastest growing supplier of the fuel for the green energy transition to a low carbon future. UEC is the largest, diversified North American focused uranium company, advancing the next generation of low-cost, environmentally friendly In-Situ Recovery (“ISR”) mining uranium projects in the United States and high-grade conventional projects in Canada. The Company has two production-ready ISR hub and spoke platforms in South Texas and Wyoming. These two production platforms are anchored by fully operational central processing plants and served by seven U.S. ISR uranium projects with all their major permits in place. Additionally, the Company has diversified uranium holdings including: (1) one of the largest physical uranium portfolios of U.S. warehoused U3O8; (2) a major equity stake in Uranium Royalty Corp., the only royalty company in the sector; and (3) a pipeline of resource stage uranium projects. The Company’s operations are managed by professionals with decades of hands-on experience in the key facets of uranium exploration, development and mining.

For additional information, please contact:

Uranium Energy Corp Investor Relations

Toll Free: (866) 748-1030

Fax: (361) 888-5041

E-mail: info@uraniumenergy.com

Twitter: @UraniumEnergy

Stock Exchange Information:

NYSE American: UEC

Frankfurt Stock Exchange Symbol: U6Z

WKN: AØJDRR

ISN: US916896103

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” as such term is used in applicable United States and Canadian securities laws. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and should be viewed as “forward-looking statements”. Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of exploration activities, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs and the resulting dilution caused by the raising of capital through the sale of shares, accidents, labor disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations on insurance coverage. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Many of these factors are beyond the Company’s ability to control or predict. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this news release can be found in the Company’s filings with the SEC. For forward-looking statements in this news release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law. This news release shall not constitute an offer to sell or the solicitation of an offer to buy securities.